UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
PDC 2004-B Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Limited partnership units of PDC 2004-B Limited Partnership

(2)	Aggregate number of securities to which transaction applies:

881.67 limited partnership units

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The maximum aggregate value of the transaction was calculated by multiplying the 881.67 limited partnership units held by limited partners unaffiliated with Petroleum Development Corporation by $8,250 per limited partnership unit. The filing fee was determined by multiplying 0.0000713 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$7,273,777.50

(5)	Total fee paid:

$519

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

EXPLANATORY NOTE
Filed Document
This filing consists of a transcript of a presentation held on October 4, 2010 relating to the proposed repurchase of PDC 2004-A Limited Partnership, PDC 2004-B Limited Partnership, PDC 2004-C Limited Partnership and 2004-D Limited Partnerships (each, a “Partnership” and collectively, the “Partnerships”) by Petroleum Development Corporation, the managing general partner of the Partnerships (“PDC” or the “Managing General Partner”).
Forward-Looking Statements
The following transcript contains “forward-looking statements” regarding the Partnerships’ business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this document are forward-looking statements. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which include statements of estimated natural gas and oil production and reserves, drilling plans, future cash flows, anticipated liquidity, anticipated capital expenditures and the strategies, plans and objectives of PDC. However, these words are not the exclusive means of identifying forward-looking statements herein. PDC now conducts business under the name “PDC Energy.”
Forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to: changes in production volumes, worldwide demand, and commodity prices for natural gas and oil; changes in estimates of proved reserves; the timing and extent of the Partnerships’ success in further developing and producing the Partnerships’ natural gas and oil reserves; the Managing General Partner’s ability to acquire drilling rigs, supplies and services at reasonable prices; risks incident to the recompletion and operation of natural gas and oil wells; future production and well recompletion costs; the availability of Partnership future cash flows for investor distributions or funding of Well Recompletion Plan activities; the timing and closing, if consummated, of the proposed merger of the Partnerships with and into PDC’s wholly-owned subsidiary, DP 2004 Merger Sub, LLC; the availability of funding for the consideration payable by PDC and its wholly-owned subsidiary, DP 2004 Merger Sub, LLC to consummate the merger; the availability of sufficient pipeline and other transportation facilities to carry Partnership production and the impact of these facilities on price; the effect of existing and future laws, governmental regulations and the political and economic climate of the United States of America; changes in environmental laws and the regulations and enforcement related to those laws; the identification of and severity of environmental events and governmental responses to the events; the effect of natural gas and oil derivatives activities; conditions in the capital markets and losses possible from pending or future litigation.
Each Partnership cautions you not to place undue reliance on forward-looking statements. Forward-looking statements included in this document speak only as of the date of this document. Other than as required under the securities laws, each Partnership undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this report or currently unknown facts or conditions or the occurrence of unanticipated events. The Schedules 13E-3 filed with the SEC for each Partnership with respect to the proposed mergers will be amended to report any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Additional Information about the Proposed Transaction and Where You Can Find It
Each Partnership urges the reader to carefully review and consider the cautionary statements made in each Partnership’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission, or SEC, on March 15, 2010, (“2009 Form 10-K”), and each Partnership’s other filings with the SEC and public disclosures. Each Partnership has filed a definitive proxy statement with the SEC on September 30, 2010 (each, a “proxy statement”). The information contained in this presentation is qualified in its entirety by the information contained in each Partnership’s proxy statement, including the appendices thereto, 2009 Form 10-K, other filings with the SEC and public disclosures. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.
Information Regarding Participants
PDC, in its capacity as managing general partner of the partnership, is soliciting the proxy of holders of limited partnership units of the Partnerships pursuant to the proxy statement. PDC has retained PDC Securities Incorporated to assist in the solicitation of proxies from holders of limited partnership units. In addition to solicitation by use of the mail, directors, officers and employees of PDC may solicit proxies in person or by telephone or other means of communication. The directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitation. Information regarding persons who may, under the rules of the SEC, be considered participants in the solicitation of the investors in connection with the proposed transaction is set forth in the proxy statement. You can also find additional information about PDC’s executive officers and directors in the document. You can obtain a free copy of this document at the SEC’s web site at www.sec.gov.

10/4/2010
Transcript from 2004 Repurchase Presentation
Celesta Miracle:
Welcome to PDC Energy’s 2004 Partnerships Offer presentation. My name is Celesta Miracle, and I am the Vice President of Strategic Planning. Joining me today is Darwin Stump, Vice President of Accounting Operations.
Disclaimer Slide:
The first slide is a Disclaimer Slide and I encourage everyone to read this slide and review it thoroughly.
Introduction/Background Slide:
This is an introduction and background. PDC is offering to purchase four limited partnerships. These four partnerships are the 2004 limited partnerships A, B, C and D. Each partnership has filed a definitive proxy statement with the SEC. The proxy statement for each of the partnerships includes the detailed description of the corresponding offer, calculation of the offer amount, Darwin will provide the details of these two areas in additional slides, the fairness opinion from Houlihan Lokey, most recent financial statements, the current reserve report and disclaimers.
Also included in the proxy statement is the proxy form or ballot. The investors for each partnership are being asked to vote on three proposals. The first is to amend the partnership agreement to allow the investors to vote on the merger or PDC’s buyback. The second is to approve the merger, or PDC’s buyback, to receive a lump sum cash payment in exchange for all of their units in the applicable partnership. And the third proposal is to adjourn the meeting to a later date, if necessary.
The investor will receive a proxy statement for each of the 2004 partnerships and will have to vote separately for each of those partnerships that they are invested in. There are three ways the investor can vote. They can mail in the proxy card included with the proxy statement, they can also go online and vote at www.pdcgas.com/castmyvote.cfm. If you are an investor and you choose to go online and vote, you will need your unique ID that is on your proxy ballot. Or you can also attend the special meeting of investors that is detailed in your proxy statement.
Reasons for the Purchase Offer Slide:
For the Partners, there are three main reasons for the purchase offer. First, it provides immediate liquidity of a lump sum cash payout. Also there is an expected decrease in future distributions due to lower realized gas prices, Darwin will cover further in future slides. There is also declining production from normal declines and an increase in operating expenses and repairs and maintenance associated with aging wells. The last is the simplification of your income tax reporting by eliminating the partnership Schedule K-1’s you receive each year.
Reasons for PDC for the purchase offer is there has been a shift in PDC’s strategy. PDC stopped offering partnerships in 2007 and now desires to exit the partnership business altogether by buying back the existing partnerships. There is a potential for enhanced return due to the realization of synergies and also administrative efficiencies expected to be achieved as a result of elimination of costs associated with treating the Partnerships as separate public companies.
I will now turn the presentation over to Darwin.
2004 Partnership Offers and LTM Cash Flow Multiple Slide:
Darwin Stump:
Thank you Celesta, the effective date of this proposed merger is May 1, 2010. This schedule shows the last twelve months of cash flow from production and also the aggregate distributions for the last twelve months. This is all in a per unit, $20,000 unit basis. The second column is the last twelve months ended June 30, 2010. This would be the last distribution check that investors will be receiving since it pays April, 2010’s production money. The difference between the aggregate distributions for the last twelve months and the last twelve months cash flow from production as footnoted below the table is for a prior year severance and property tax refund, net of a royalty settlement that ran through the distributions in September 2009. We have taken that out of the last twelve months cash flow from production number. The next column on this chart shows the purchase offer and the last column is the twelve months cash flow multiple from production. As you can see the multiples range anywhere from almost six to eight times the last twelve months cash flow which is above the put option in the partnership agreement. The partnership agreement has a put option that allows investors to put their units back to us at four times the last twelve months cash flow from production. As you can see our offer is well above that put option in the partnership agreement.
2004 Partnership Offers & Estimated Returns Slide:
As you can see on this slide, this is the estimated returns that the four 2004 partnerships have received since inception. This is all on a per units basis. The first line is the cumulative cash distributions that the investor partners have received. The second line is cumulative tax savings that they have realized over the life of the investment. The third line is total return before the merger, which includes cash distributions and the cumulative tax savings. The next line is the purchase offer per unit. We have added that into the total estimated return and the bottom line is the total return including the purchase offer that the investing partners will have received. As you can see, that ranges from a low of 136% returned on the 2004C partnership to 172% returned on the 2004A partnership.
Purchase Offer Calculation Slide:
The purchase offer is based on a calculation of estimated future net cash flows from the partnership’s estimated production and oil and gas reserve, including the refrac value of the Codell formation of the partnership’s Wattenberg wells. We have discounted those cash flows back to the current time period. This allows PDC to capture the potential future value of the partnerships and pay the partners this value in today’s dollar. This is very similar to offer models that we use for PDC’s other acquisitions we do and have done in the past. The calculation inputs here, we have used an oil price of $86.41 per barrel and a natural gas price of $5.56 per Mcf. This was the NYMEX five year future average as of March 31, 2010. We will have a slide a little bit later to show you how the gas price has fallen a little bit since the valuation of this, but we still believe this is still a very good offer in the investors favor, actual as the gas prices have declined since March.
We have used a 15% discount rate for the reserves that are currently producing oil and natural gas and on the value of the refracs of the Codell zone in Wattenberg, we have used a 25% discount rate on those reserves because the capital investment has not been made on that yet and there is some risk with that on the refracs in Wattenberg. We have also on non-proven undeveloped projects, we valued those at $10,000 a drilling location.
Expected Future Cash Flows from Production Slide:
In the proxy, we have compared the twelve months ended 12/31/2009 with the projected results for the twelve months end 6/30/2001. Generally the following are expected to occur. A decrease in production from normal declines. Realized gains from derivatives decreased by over 90%. The average sales price increases from around $3.60/mcfe to a projected price of around $5.00/mcfe. The actual prices will vary in each partnership based upon each partnership’s particular gas and oil mix, expenses and taxes are expected to decrease. The impact of these factors are expected to result in an estimated reduction in distributions per unit as the table below outlines. And, as you can see, for the next 12 months, or the 12 months ending June 30, 2011, they drop more than half compared to the 12 months ended 12/31/2009. So even though prices are expected to increase, and expenses decrease, these factors combined cannot make up for the reduction of the loss of the realized gains from derivatives.
Gross Revenue Breakdown Slide (4 slides):
This next slide shows the breakdown of gross revenue by partnership and we do have the C and D partnerships on the next slide that we will show you. The dark blue area is the derivative gains, and how much they have added to the gross revenue of each partnership. This is for the 12 months ending 12/31/2009. The light blue is how much the revenue from the gross from the actual production has been, and you can see on these slides that we have had a 25% and 31% decrease in gross revenue is expected to occur of the next 12 months. This is the basic reason that the distribution check to the investor partners have been falling since the May distribution. The majority of the derivatives expired.
This is the gross revenue breakdown for the 2004C and 2004D partnerships. As you can see, these have had a 34% decrease in gross revenues and these follow the same pattern that the A and B partnerships had on the previous slide.
2010 Cash Distributions (per unit):
These next four slides show the 2010 cash distributions per unit. This is from the 2004A partnership, and the dark blue represents the cash from the derivative gains. The light blue area is the cash from the operations or well production. As you can see here from January through September, the checks have dropped from somewhere around $160 a month per unit, down to around $62.00 for the September check.
For the 2004B partnership, the distribution checks have dropped from around $140.00 per month to around $54.00 per month from January to September 2010.
For the 2004C partnership, the distributions have decreased by approximately half, from around $120.00 in January, down to $62.00 for September 2010.
For 2004D, the decline in hedging gains have decreased the checks from approximately $150.00 in January down to around $50.00 for September 2010.
CIG Natural Gas Price Slide:
This chart is a chart of the CIG natural gas price. CIG is the Colorado Interstate Gas Index. This is what we sell our gas for in Colorado and you can see here that it has dropped from a high of around $5.50 during the March – April time period down to currently in September around $2.66.
Refrac Discussion Slide:
On one of the previous slides, we discussed the purchase offer calculation. Part of the purchase offer calculation is number 4 here on this slide, is basically part of the purchase offer that we made for each partnership which included a premium for the expected refrac value of the wells for each Partnership. That was assuming a 100% success rate of the recompletions, excluding pricing, operational, and execution risks that PDC would have on refracing these wells. The partnerships basically have no way of funding the capital investment required to do the refracs without PDC withholding a substantial portion of the cash distributions. The partnership does not have the ability to borrow money, nor do we have the ability to make capital calls on the investing partners. Even if we hold 100% of the cash distributions from the partners, it would take 4-5 years to fund all of these refracs. The withholding of cash distributions depending upon the results of the refracs, should create taxable income for the partnership without corresponding tax deductions. This is what we would call phantom income and we would urge people to consult their tax adviser for more information on this.
Why is PDC Only Making an Offer on the 2004 Partnership? Slide:
Celesta:
So why is PDC only making an offer on the 2004 partnerships, as I mentioned earlier, there has been a shift in PDC’s strategy. We stopped offer partnerships in 2007 and now desire to exit the partnership business altogether by buying back the existing partnerships.
We are starting with the 2004 partnerships because the most recent partnerships are still experiencing steep production declines, and generally the older partnerships the better the economics for refracing. A merger proxy can only be filed if the partnership is current with its SEC financial reporting requirements. And at this time, the 2004 partnerships are the oldest partnerships which are current in their SEC financial reporting requirements.

Also, the large derivative gains that Darwin was discussing earlier reflected in 2009 and the first five months of 2010 created a disincentive for PDC to increase the number of partnerships included in the offer, in light of the limited partnership units holders’ 4 times put right that Darwin also mentioned. And lastly, there is the potential alternative uses for PDC’s capital
What Happens if a Majority of the Partners Vote “YES”? Slide:
On the next two slides, we will discuss what happens if the majority of the partners vote yes, or alternatively, what happens if a majority of the partners do not vote yes.
If a majority of the outstanding limited partnership units held investing partners approve the proposed amendment and merger agreement, ALL investors of that partnership are bound by the vote and upon consummation of the merger will (1) receive a check equal to the per unit offer amount shown in slide 4, multiplied by the units you hold, less the cash distributions you receive after June 30, 2010. (2) The check will be mailed to each investor’s address designated for distributions on file with PDC and the Partnership, unless another address is indicated when voting. (3) You will no longer receive your partnership distribution checks once the transaction closes. And lastly, you will receive your final income tax information on Form K-1 for the 2010 tax year in February 2011.
This will not apply to investors that assert their dissenters rights. Please see the proxy statement if you would like additional information on dissenter’s rights.
What Happens if a Majority of the Partners DO NOT Vote “Yes”? Slide:
What happens if less than a majority of the partnerships do not vote Yes? If less than a majority of the outstanding limited partnership units held by investor partners approve the amendment and merger agreement, ALL are bound by the vote. (1) PDC will withdraw its offer. (2) Each investor will continue to be an investor in the partnership, (3) The partnership will continue its normal business operations, and (4) PDC will begin withholding a portion, if not all, of the cash flows to begin accumulating capital to fund the refracs that Darwin mentioned.
Contact Information Slide:
The last slide is the contact information slide. PDC has a dedicated number for investors to call if they have questions or you can email PDC at pdcgas@pdcgas.com. Also, just as a reminder, each of the 2004 partnership has its own proxy, and has its own ballot, and the investor will have to vote each of the partnerships they are invested in. To vote you can either mail the proxy card included with the proxy statement. Vote online, and again as a quick reminder, if you vote online you will need that unique ID that is on your proxy card. Or you can attend the special meeting of investors.
Thank you for your time and have a good day.